Exhibit 10.1


                                                              Execution Version


                         SKYTERRA COMMUNICATIONS, INC.

                         SECURITIES PURCHASE AGREEMENT


     This SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of December 23, 2004, is by and among SKYTERRA COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and each of the investors listed on Schedule I hereto (each of the persons or entities listed on Schedule I, individually, a "Purchaser" and, collectively, the "Purchasers").

     WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, severally and not jointly, an aggregate of 2,000,000 shares (the "Shares") of the authorized but unissued shares of the Company's voting common stock, par value $0.01 per share (including any securities into which or for which such shares may be exchanged for, or converted into, pursuant to any stock dividend, stock split, stock combination, recapitalization, reclassification or other similar event occurring prior to the Closing, the "Common Stock"), at a price of $18.25 per Share, all upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, simultaneously with entering into this Agreement, the Company and the Purchasers are entering into that certain Registration Rights Agreement, dated as of the date hereof (the "Registration Rights Agreement"), pursuant to which the Company will assume obligations with respect to the registration of the Shares and the Warrant Shares (as defined below) on the terms set forth therein.

     NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

     1    Definitions; Certain Rules of Construction. As used in this Agreement, the following terms shall have the following respective meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and in all cases including, without limitation, any Person that serves as a general partner and/or investment adviser or in a similar capacity of a Person. For the purposes of this Agreement, "control," when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Board" means the board of directors of the Company or any duly authorized committee thereof.

     "business day" (whether such term is capitalized or not) means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

     "Closing Date" means the date hereof.

     "Code" means the Internal Revenue Code of 1986.

     "Environmental Protection Laws" means any law, statute or regulation enacted by any jurisdiction in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of hazardous or toxic substances, and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

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     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" means any Person required to be aggregated with the Company or any Subsidiary of the Company under Sections 414(b), (c), (m) or (o) of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

     "Exchange Act Reports" means the Company's reports filed with the SEC since January 1, 2003, pursuant to Section 13 of the Exchange Act.

     "GAAP" means U.S. generally accepted accounting principles.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "HNS" means Hughes Network Systems, LLC.

     "Indebtedness" means, as applied to any Person, all indebtedness for borrowed money, whether current or funded, or secured or unsecured.

     "in writing" means any form of written communication or a communication by means of facsimile transmission, in all events delivered in accordance with
Section 8.3.

     "Information Package" is defined in Section 4A(b).

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances that do not materially detract from the value of the property or materially impair the operations of the Company or materially interfere with the use of such property or asset or
(c) those relating to Indebtedness incurred prior to the date hereof and any replacement thereof.

     "Majority Purchasers" means Purchasers holding, at any time, a majority of the outstanding Shares purchased hereunder on such date.

     "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, properties, operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" (whether or not capitalized) means an individual, entity, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, and any Governmental Authority.

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     "Plan" means any employee benefit plan, program or arrangement, whether oral or written, maintained or contributed to by the Company, any Subsidiary of the Company or any ERISA Affiliate, or with respect to which the Company, any Subsidiary of the Company or any ERISA Affiliate may incur liability.

     "Registration Statements" means the Company's registration statements filed with the SEC since January 1, 2003, pursuant to the Securities Act.

     "Rule 144" means Rule 144 promulgated under the Securities Act and any successor or substitute rule, law or provision.

     "SEC" means the United States Securities and Exchange Commission.

     "SEC Reports" means the Exchange Act Reports and the Registration Statements filed with the SEC prior to the date hereof.

     "Securities Act" means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

     "Significant Subsidiary" means with respect to any Person at any time, any Subsidiary that is a "significant subsidiary" of such Person within the meaning of Rule 1-02 under Regulation S-X under the Securities Act.

     "Subsidiary" means with respect to any Person at any time, (a) any other Person the accounts of which would be required by GAAP to be consolidated with those of such first Person in its consolidated financial statements as of such time, and (b) any other Person the capital securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions), or other ownership interest of which ordinarily constituting a majority voting interest, are at such time, directly or indirectly, owned or controlled by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries. Unless otherwise expressly provided, all references herein to "Subsidiary" means a Subsidiary of the Company.

     "Transaction Documents" means, collectively, the Registration Rights Agreement and the Warrants.

     "Transfer Agent Instruction Letter" means the letter, dated as of the Closing Date, from the Company to its transfer agent in the form attached hereto as Exhibit F.

     "Warrant Shares" means the shares of Common Stock issued or issuable upon the exercise of the Warrants.

     The following table sets forth certain other defined terms and the section of this Agreement in which the meaning of each such term appears:

                                                                      Section(s)
                                                                      ----------

"8-K Filing" ........................................................    6.3

"Aggregate Purchase Price ...........................................    2.1

"Agreement" .........................................................  Preamble

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                                                                      Section(s)
                                                                      ----------

"Authorizations" .................................................... 3.18(a)

"Closing" ........................................................... 2.2

"Common Stock" ...................................................... Preamble

"Company" ........................................................... Preamble

"Company Indemnitees" ............................................... 7.2

"DGCL" .............................................................. 3.32

"Disclosure Schedules" .............................................. 3

"FCC" ............................................................... 3.18(a)

"Information" ....................................................... 4A(a)

"Intellectual Property" ............................................. 3.25

"Losses" ............................................................ 7.1

"Permits" ........................................................... 3.19

"Placement Agent" ................................................... 3.23

"Placement Agent's Letter" .......................................... 5.2(g)

"PUC" ............................................................... 3.18(a)

"Purchase Price Per Share" .......................................... 2.1

"Purchaser" ......................................................... Preamble

"Purchaser Indemnitee" .............................................. 7.1

"Registration Rights Agreement" ..................................... Preamble

"Securities Laws Exemption" ......................................... 3.30

"Shares" ............................................................ Preamble

"Warrant(s)" ........................................................ 2.3


     2    Purchase and Sale of Shares.
          ---------------------------

          2.1 Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from the Company, at the Closing, the number of Shares set forth opposite such Purchaser's name on Schedule I hereto, at a purchase price equal to $18.25 per share (the "Purchase Price Per Share"). The aggregate purchase price payable by the Purchasers to the Company for all of the Shares shall be $36,500,000 (the "Aggregate Purchase Price").

          2.2 Closing. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at Four Times Square, New York, NY at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, on the Closing
Date, or on such other date and at such time as may be agreed upon between the Purchasers, on the one hand, and the Company, on the other hand. At the Closing, the Company shall deliver to each Purchaser a single stock certificate, registered in the name of such Purchaser, representing the number of Shares purchased by such Purchaser, against payment by such Purchaser of its

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respective aggregate Purchase Price Per Share by wire transfer of immediately available funds to the account described on Exhibit G hereto, which stock certificate shall bear the legend set forth in Section 6.2(a). The stock certificates delivered to the Purchasers and representing the Shares will be registered in the names and addresses of the Purchasers set forth on Schedule I hereto.

          2.3 Issuance of Common Stock Purchase Warrants at Closing. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue to each Purchaser, at the Closing, a Common Stock Purchase Warrant, substantially in the form attached as Exhibit A hereto (each individually, a "Warrant" and, collectively with all Common Stock Purchase Warrants issued pursuant to this Section 2.3 to the other Purchasers, the "Warrants"), exercisable for the number of shares of Common Stock set forth opposite the name of such Purchaser under the heading "Number of Warrant Shares" on Schedule I hereto, at an exercise price per Warrant Share equal to the Purchase Price Per Share. No additional consideration shall be payable by any Purchaser in respect of the issuance by the Company of such Purchaser's Warrant at the Closing.

     3. Representations and Warranties of the Company. In order to induce the Purchasers to enter into this Agreement and to purchase the Shares, except as disclosed in the corresponding sections of the Disclosure Schedules delivered concurrently herewith (the "Disclosure Schedules"), the Company hereby makes the following representations and warranties as of the Closing Date, all of which shall survive the execution and delivery of this Agreement and the purchase of the Shares for a period of 24 months, as provided in Section 8.9:

          3.1 Corporate Status. Each of the Company and its Subsidiaries (a) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate or limited liability company, as applicable, power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (b) has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is currently in violation of any of the provisions of its Certificate of Incorporation or By-laws (or other charter document), each as amended to date.

          3.2 Corporate Power and Authority. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein has been taken. When executed and delivered by the Company, this Agreement and each of the Transaction Documents shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. The Company has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to carry out and perform its obligations under the terms hereof and thereof.

          3.3 No Violation. Neither the execution, delivery and performance by the Company of this Agreement and the Transaction Documents nor compliance with the terms and provisions hereof and thereof (a) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority, except as would not have a Material Adverse Effect, (b) will conflict with or result in any breach of, any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any Subsidiary pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which the Company or any of its

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Subsidiaries is a party or by which it or any of its or their property or assets are bound or to which it may be subject or result in the acceleration of any obligation of the Company, except as would not have a Material Adverse Effect, or (c) will violate any provision of the Certificate of Incorporation or By-laws of the Company, each as amended to date.

          3.4 Capitalization. Section 3.4 of the Disclosure Schedules discloses the number of authorized, issued and outstanding shares of capital stock of the Company, and outstanding warrants and options to purchase capital stock of the Company (a) as of the date hereof , (b) as of the date hereof pro forma to give effect to the agreement to acquire a 50% interest in HNS and (c) as of the date hereof pro forma to give effect to the sale of the Shares and Warrants hereunder. As of the date hereof, 2,312,901 shares of Common Stock were reserved for future issuance pursuant to outstanding options and warrants issued by the Company. As of the date hereof, except as disclosed in Section
3.4 of the Disclosure Schedules, or for the exercise rights of the Warrants, there are no other outstanding options, warrants, rights (including conversion or preemptive rights) or any agreement for the purchase or acquisition from the Company or any Subsidiary of any shares of the Company's capital stock or voting agreements with respect to equity of the Company. All outstanding shares of the capital stock of the Company have been duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 3.4 of the Disclosure Schedules, there are no obligations, contingent or otherwise, of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or other equity securities of the Company or to provide funds to make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any other entity for the purpose of acquiring any shares of Common Stock or other equity securities of the Company. Except as disclosed in
Section 3.4 of the Disclosure Schedules, the sale of the Shares and the issuance of the Warrants under this Agreement, and the issuance of any Warrant Shares upon exercise of the Warrants in their current form, will not result in the Company being obligated to issue, sell or purchase, pursuant to any existing pre-emptive, anti-dilution, redemption or other right of third parties, shares of Common Stock or other securities to or from any Person (other than the Purchasers), and will not result in a right of any holder of convertible or contingent securities issued by the Company to adjust the exercise, conversion, exchange or reset price under such securities, including, in any such case, pursuant to any "poison pill" or shareholders rights plan. None of the outstanding shares of capital stock of the Company were issued in violation of the Securities Act or any state securities laws.

          3.5 Valid Issuance of the Shares. The Shares, the Warrants and the Warrant Shares have been duly authorized, and the Shares and the Warrant Shares, upon issuance pursuant to the terms hereof and the terms of the Warrants, respectively, (a) will be validly issued, fully paid and nonassessable, (b) will not be subject to any preemptive rights or any other similar contractual rights of the stockholders of the Company or any other Person, and (c) will be recorded in the Company's share register in the name of and delivered to the applicable Purchaser (with respect to the Shares) and the applicable Holder (as defined in the Warrant), as applicable, free and clear of any Liens (defined for purposes hereof without regard to the exceptions set forth in clauses (a) through (c) of the definition of Lien), claims, charges, taxes, options or transfer restrictions of any kind which are imposed by the Company, or arise as a result of the Company's action or omission, other than in each case those transfer restrictions explicitly set forth in this Agreement (including, without limitation, Sections 4.4, 6.1 and 6.2) and in the Warrants. The Company has reserved from its duly authorized capital stock the number of shares of Common Stock issuable upon exercise in full of the Warrants (assuming the Warrants vest in full) and the issuance of the Shares hereunder.

          3.6 Litigation. Except as disclosed in Section 3.6 of the Disclosure Schedules or the SEC Reports, no actions, suits, claims, investigations or proceedings are pending or, to the Company's knowledge, threatened that would reasonably be expected to have, individually or in the aggregate, (a) a Material Adverse Effect or (b) an adverse effect on the rights or remedies of the Purchasers or on the ability of the Company or its Subsidiaries to perform

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when due to be performed their respective obligations under this Agreement or the Transaction Documents. Except as disclosed in Section 3.6 of the Disclosure Schedules, neither the Company nor any Significant Subsidiary is a party to or named in or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority.

          3.7 Approvals. Assuming the accuracy of the Purchasers' representations and warranties set forth in Sections 4 and 4A below, the Investor Questionnaire executed and delivered by each Purchaser to the Company, such Investor Questionnaire in the form attached hereto as Exhibit B, and the representations and warranties of Placement Agent set forth in the Placement Agent's Letter, except for (a) any required filings and recordings which have been made and are in full force and effect, (b) the filing of a registration statement with the SEC pursuant to the Registration Rights Agreement and (c) applicable blue sky notice filings or a Form D to be timely filed with the SEC, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Person or Governmental Authority, is required to authorize or is required for or as a condition to (i) the execution, delivery and performance of this Agreement or the Transaction Documents or (ii) the legality, validity, binding effect or enforceability of this Agreement or the Transaction Documents. The execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated herein and therein, and the issuance of the Shares and the Warrants and, upon exercise of the Warrants, the Warrant Shares, do not require the consent or approval of the stockholders of the Company or any other Person.

          3.8 Contracts. All material agreements to which the Company or a Subsidiary is a party or to which the property or assets of the Company or a Subsidiary are subject are included as part of or specifically identified in the SEC Reports to the extent required by the rules and regulations of the SEC as in effect at the time of filing of such SEC Reports. All such material agreements required to be filed as exhibits to the SEC Reports are legal, valid and binding obligations of the Company or Subsidiary, as relevant, in accordance with their respective terms and, to the knowledge of the Company, the other parties thereto, except in any case as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. The Company and its Subsidiaries are not, nor to their knowledge is any counterparty, in violation of or default under, any agreement to which any of them in a party, except as would not reasonably be expected to have a Material Adverse Effect.

          3.9 Conformity to Securities Act and Exchange Act; No Misstatement or Omission. Each of the SEC Reports as of the date it was filed with the SEC in the case of the Exchange Act Reports or declared effective in the case of the Registration Statements, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as applicable) and the respective rules and regulations of the SEC thereunder and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. Since January 1, 2003, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act.

          3.10  Financial Statements; Indebtedness.
                ----------------------------------

                (a) Except as disclosed in Section 3.10(a) of the Disclosure Schedules, the financial statements and supporting schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and in any Registration Statements or other SEC Reports, in each case filed with the SEC, present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates specified and the consolidated results of their operations and cash flows for

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the periods specified, in each case, in conformity with GAAP applied on a consistent basis during the periods involved, except as indicated therein or in the notes thereto.

                (b) Except for intercompany Indebtedness or Indebtedness disclosed in Section 3.10(b) of the Disclosure Schedules and in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, the Company and its Subsidiaries have no Indebtedness outstanding at the date hereof, and, other than as disclosed in the SEC Reports, since the date of the balance sheet included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, the Company and its Subsidiaries have incurred no liabilities or obligations, whether known or unknown, asserted or unasserted, fixed or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, or otherwise, except for liabilities or obligations that, individually or in the aggregate, do not or would not have a Material Adverse Effect and other than liabilities and obligations arising in the ordinary course of business. None of the Company and its Subsidiaries is in default with respect to any outstanding Indebtedness or any instrument relating thereto, and no event has occurred, or facts and circumstances exist, which, after passage of time, would result in such a default.

          3.11 Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          3.12 Public Utility Holding Company Act. The Company is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935.

          3.13 No Material Adverse Changes. Since September 30, 2004 or as disclosed in the SEC Reports, (a) no event has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect; (b) except as contemplated by this Agreement or as disclosed in Section 3.13(b) of the Disclosure Schedules, there has been no transaction entered into by the Company or any of its Subsidiaries other than transactions in the ordinary course of business or transactions which would not, individually or in the aggregate, be material to the Company; (c) there have not been any changes in the Company's authorized capital or any increases in the Indebtedness of the Company and its Subsidiaries taken as a whole, except as disclosed in Section 3.13(c) of the Disclosure Schedules; (d) there has been no actual or, to the knowledge of the Company, threatened revocation of, or default under, any contract to which the Company or any of its Subsidiaries is a party, except as would not reasonably be expected to have a Material Adverse Effect; (e) except as disclosed in
Section 3.13(e) of the Disclosure Schedules, there have not been any amendments or changes in the charter documents or by-laws of the Company or the Significant Subsidiaries; (f) except as disclosed in Section 3.13(f) of the Disclosure Schedules, there has not been any entry into, amendment of, relinquishment, termination or non-renewal by the Company or the Significant Subsidiaries of any material contract, license, lease, transaction, commitment or other right or obligation, other than in the ordinary course of business, consistent with past practice; and (g) there has not been any transfer or grant of a right with respect to the Intellectual Property owned or licensed by the Company or the Significant Subsidiaries, except as among the Company and the Significant Subsidiaries.

          3.14 Tax Returns and Payments. Except as disclosed in Section 3.14 of the Disclosure Schedules, each of the Company and each of its Significant Subsidiaries has filed all federal income tax returns and all other domestic and foreign tax returns and reports required to be filed by it and has paid all taxes and assessments payable by it which have become due, except for those contested in good faith and adequately reserved against (in the good faith determination of the Company), all of which, to the extent outstanding on the

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Closing Date, have been disclosed by the Company in the SEC Reports. All such returns and reports are true and correct in all material respects. Except as disclosed in Section 3.14 of the Disclosure Schedules or the SEC Reports, each of the Company and each of its Significant Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the Company) for the payment of, all material federal, state and foreign taxes that are not yet due and payable for all fiscal years, including the current fiscal year, to date. Except as disclosed in Section 3.14 of the Disclosure Schedules or the SEC Reports, no action, suit, proceeding, investigation, audit or claim is now pending or, to the knowledge of the Company or its Subsidiaries, threatened by any authority regarding any taxes relating to the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither the Company nor any of its Significant Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Company or any of its Significant Subsidiaries. Except as disclosed in Section 3.14 of the Disclosure Schedules or the SEC Reports, no tax return of the Company or any of its Significant Subsidiaries is or has been the subject of an audit or examination by any taxing authority, other than any such audit or examination which has been completed or closed. Except as disclosed in Section 3.14 of the the Disclosure Schedules, each of the Company and its Significant Subsidiaries has withheld from each payment made to any of its past or present employees, officers and directors, and any other person, the amount of all material taxes and other deductions required to be withheld therefrom and paid the same to the proper taxing authority within the time required by law.

          3.15 Significant Subsidiaries. As of the Closing Date, the Company has no directly held Significant Subsidiary other than those disclosed in
Section 3.15 of the Disclosure Schedules or the SEC Reports. Each of the Company and the Significant Subsidiaries has good title to all of the shares (or other equity interests) it purports to own of the stock of each Significant Subsidiary, free and clear in each case of any Lien (defined for purposes hereof without regard to the exceptions contained in (a) to (c) of the definition of Lien). All such shares have been duly authorized, validly issued and are fully paid and nonassessable. As of the Closing Date, the Company is not party to any joint venture or similar arrangement, except as disclosed in the SEC Reports.

          3.16 Properties. Except as disclosed in Section 3.16 of the Disclosure Schedules, the Company and each of its Subsidiaries owns its properties and assets, including all such properties reflected in their balance sheets included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, free and clear of all Liens, other than as referred to in such balance sheet or in the notes thereto. Except as disclosed in the SEC Reports or Section 3.16 of the Disclosure Schedules, with respect to leased property and assets, the Company and its Subsidiaries are in compliance with such leases and hold a valid leasehold interest, free of any Liens, except as would not reasonably be expected to have a Material Adverse Effect.

          3.17 Labor Relations. The Company and its Significant Subsidiaries are not engaged in any unfair labor practice. No unfair labor practice complaint is pending against the Company or any of its Significant Subsidiaries or, to the best of its knowledge, threatened against it or any of its Significant Subsidiaries, before the National Labor Relations Board or similar foreign labor relations authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Significant Subsidiaries, or, to the best of its knowledge, threatened against it or any of its Significant Subsidiaries. No strike, labor dispute, slowdown or stoppage is pending against the Company or any of its Significant Subsidiaries or, to the best of its knowledge, threatened against the Company or any of its Significant Subsidiaries. No union representation question exists with respect to the employees of the Company or any of its Significant Subsidiaries and no union organizing activities are taking place. The Company and its Significant Subsidiaries have complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the Company's knowledge, no employee of the Company or any Significant Subsidiary is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company or any Significant Subsidiary, or any other party because of the nature of the business presently conducted or presently proposed to be conducted by the Company and its Significant Subsidiaries. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any Significant Subsidiary, nor does the Company or any Significant Subsidiary have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company and its Significant Subsidiaries is terminable at the will of the Company or the applicable Significant Subsidiary, except as disclosed in the SEC Reports.

          3.18  Regulatory Matters.
                ------------------

                (a) Authorizations. The Company holds all Federal Communications Commission ("FCC"), state public utility commission ("PUC") and foreign regulatory authority permits, licenses, certificates, registrations and other similar authorizations necessary or appropriate for the conduct of its business (collectively, the "Authorizations"), the lack of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have maintained and kept in force and effect, and have applied in a timely manner for renewal of all such Authorizations. Except as disclosed in Section 3.18(a) of the Disclosure Schedules, the Company and its Subsidiaries are in compliance with all such Authorizations and any terms and conditions thereto except such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.18(a) of the Disclosure Schedules, each Authorization which is material to the business of the Company is valid and in full force and effect, and the Company and its Subsidiaries have not received notice from the FCC, any PUC, or any foreign regulatory authority of its intention to revoke, suspend, condition or fail to renew any such Authorization, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.18(a) of the Disclosure Schedules, no event has occurred or facts and circumstances exist, which allows or would reasonably be expected to allow, or which after notice or lapse of time would allow or would reasonably be expected to allow, revocation, suspension, non-renewal or termination or result in any other material impairment of the Company's or its Subsidiaries' rights under any of its Authorizations to the extent that such revocation, termination or impairment would have a Material Adverse Effect.

                (b) Compliance with Law. Except as disclosed in Section 3.18(b) of the Disclosure Schedules, the conduct of the Company's business complies with all applicable U.S., state, local and foreign laws (including, without limitation, the Communications Act of 1934, as amended, and the Communications Assistance for Law Enforcement Act), ordinances, rules, regulations, and orders (including, without limitation, those issued by the FCC, any PUC or any foreign regulatory authority), except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

          3.19 Permits. The Company and its Subsidiaries have all franchises, permits, licenses and any similar authority (the "Permits") necessary for the conduct of their business as now being conducted by them, the lack of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently proposed to be conducted. The Company and its Significant

Subsidiaries are not in default under any of such franchises, permits, licenses or other similar authorities.

          3.20 ERISA. Neither the Company nor any Significant Subsidiary or ERISA Affiliate maintains or contributes to any Plan other than those disclosed in Section 3.20 of the Disclosure Schedules.

                (a) Compliance with ERISA. The Company and each ERISA Affiliate is in compliance with ERISA and no contributions required to be made by the Company or any ERISA Affiliate to any pension plan are overdue.

                (b) PBGC. No liability to the PBGC has been or is expected to be incurred by the Company or any ERISA Affiliate with respect to any pension plan that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No circumstance exists that constitutes grounds under section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, any pension plan or trust created thereunder, nor has the PBGC instituted any such proceeding.

                (c) Multiemployer Plans. Neither the Company nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan. There have been no "reportable events" (as such term is defined in section 4043 of ERISA) with respect to any multiemployer plan that could result in the termination of such multiemployer plan and give rise to a liability of the Company or any ERISA Affiliate in respect thereof. Neither the Company nor any Significant Subsidiary has incurred or does it expect to incur liability under Sections 412 or 4971 of the Code; and each "pension plan" for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification.

          3.21 Insurance. The Company maintains insurance of the types and in the amounts and covering such risks as is prudent and adequate for its business as currently conducted and for the value of its properties as is customary for companies engaged in similar lines of business in similar industries all of which insurance is in full force and effect. Neither the Company nor any Significant Subsidiary has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

          3.22 Accounts Receivable. The accounts and notes receivable of the Company and its Subsidiaries reflected on the balance sheet included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and all accounts and notes receivable arising subsequent to December 31, 2003, in each case subject to an allowance for doubtful accounts in accordance with GAAP, (i) arose from bona fide sales transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms,
(ii) to the knowledge of the Company and each Significant Subsidiary, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (iii) to the knowledge of the Company and each Significant Subsidiary, are not subject to any valid set-off or counterclaim, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company or any Significant Subsidiary.

          3.23 Brokers. Except for Tejas Securities Group Inc. ("Placement Agent"), neither the Company nor any Subsidiary has any liability to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the transactions contemplated by this Agreement.

          3.24 Leases. Each of the Company and the Significant Subsidiaries has complied with all material obligations under all leases for real property to which it is a party as a lessee. All leases relating to the leasehold estates of each of the Company and the Significant Subsidiaries necessary for the conduct of the business of such Person are, with respect to the Company, valid and enforceable, and, to the knowledge of the Company, are, valid and enforceable with respect to the lessor, and each of the Company and the Significant Subsidiaries that is the lessee in respect thereof currently enjoys peaceful and undisturbed possession of the premises subject thereto.

          3.25 Intellectual Property. Except as disclosed in Section 3.25 of the Disclosure Schedules, each of the Company and the Significant Subsidiaries owns, possesses or has the right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises and licenses, and rights with respect thereto (collectively, "Intellectual Property"), necessary for the present conduct of its business and as such business is proposed to be conducted, without any infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the Company's and/or its Significant Subsidiaries' Intellectual Property with the exception of agreements for the sale or license of the Company's products or services in the ordinary course of business. The Company has not received any communications alleging that the Company or any Significant Subsidiary has violated or, by conducting its business as presently proposed, would violate any of the Intellectual Property of any other Person.

          3.26  Environmental Compliance.
                ------------------------

                (a) Compliance. The Company and each of the Significant Subsidiaries is in compliance with all Environmental Protection Laws in effect in each jurisdiction where it is currently doing business and no material expenditures will be required in order to comply with any Environmental Protection Law.

                (b) Liability. Neither the Company nor any Subsidiary is subject to any liability under any Environmental Protection Law that, in the aggregate for all such liabilities, would reasonably be expected to have a Material Adverse Effect.

                (c) Notices. Neither the Company nor any Significant Subsidiary has received any

                     (i) notice from any Governmental Authority by which any of its currently or previously owned or leased properties has been identified in any manner by any Governmental Authority as a hazardous substance disposal or removal site, "Super Fund" clean-up site, or candidate for removal or closure pursuant to any Environmental Protection Law,

                     (ii) notice of any Lien arising under or in connection with any Environmental Protection Law that has attached to any revenues of, or to, any of its currently or previously owned or leased properties, or

                     (iii) communication, written or oral, from any Governmental Authority concerning any action or omission in connection with its currently or previously owned or leased properties resulting in the release of any hazardous substance resulting in any violation of any Environmental Protection Law, in each case where the effect of which, in the aggregate for all such notices and communications, would reasonably be expected to have a Material Adverse Effect.

          3.27 Registration Rights. Except as disclosed in Section 3.27 of the Disclosure Schedules, the Company is not currently subject to any agreement providing any Person any rights (including piggyback registration rights) to have any securities of the Company registered with the SEC or registered or qualified with any other Governmental Authority. Except as disclosed in Section
3.27 of the Disclosure Schedules, currently, no Person has, with respect to the Company, and the Company will not grant to any Person any registration rights (including demand and "piggyback" registration rights) inconsistent with or superior to any of those contained in the Registration Rights Agreement, so long as any of the registration rights under the Registration Rights Agreement remain in effect.

          3.28 Transactions with Affiliates and Employees. Except as disclosed in the SEC Reports or Section 3.28 of the Disclosure Schedules, none of the officers, directors or employees of the Company (or members of any such Person's immediate family) is presently a party to any transaction or agreement with the Company (other than for services as employees, officers and directors entered into in the ordinary course of business consistent with past practices) exceeding $60,000 in value, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner. Except in connection with the Transaction Documents or as disclosed in the SEC Reports or
Section 3.28 of the Disclosure Schedules, there are no agreements, understandings or proposed transactions between the Company or any Significant Subsidiary, on the one hand, and any of its officers, affiliates or directors, or any of their affiliates, on the other hand.

          3.29 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that
(i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorizations, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its Subsidiaries have established and maintained disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule l5d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company's principal executive officer and its principal financial officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company's auditors and the audit committee of the Board have been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's or its Subsidiaries' ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company's or its Subsidiaries' internal controls; any material weaknesses in internal controls have been identified for the Company's auditors; since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and any related rules and regulations promulgated by the SEC, and the statements contained in any such certification are complete and correct; and the Company and its Subsidiaries are otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act that are effective.

          3.30 Securities Laws. Assuming the accuracy of the Purchasers' representations and warranties set forth in Sections 4 and 4A below, the Investor Questionnaire executed and delivered by each Purchaser to the Company, such Investor Questionnaire in the form attached hereto as Exhibit B, and the representations and warranties of Placement Agent set forth in the Placement Agent's Letter, the offer, sale and issuance of the Shares and the Warrants, and issuance of Warrant Shares, as provided in this Agreement and the Warrants, is and is intended to be (a) exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder, and (b) exempt from registration or qualification requirements of applicable state securities laws (together, the "Securities Laws Exemptions"). Assuming the accuracy of representations and warranties of Placement Agent set forth in the Placement Agent's Letter and the engagement letter executed by the Company and Placement Agent on December 13, 2004, neither the Company nor anyone acting on its behalf has taken any action that would cause the loss of such exemptions.

          3.31 No Integrated Offering. Assuming the accuracy of representations and warranties of Placement Agent set forth in the Placement Agent's Letter and the engagement letter executed by the Company and Placement Agent on December 13, 2004, neither the Company, nor any Affiliate of the Company, nor any Person acting on its or their behalf has, directly or indirectly, engaged in any form of general solicitation or general advertising with respect to any security or made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Shares, the Warrants or any Warrant Shares pursuant to this Agreement and the Transaction Documents to be integrated with prior offerings by the Company for purposes of the Securities Act which would cause the Securities Laws Exemptions to be unavailable, or would cause any applicable state securities laws exemptions or any applicable stockholder approval provisions exemptions, including, without limitation, under the rules and regulations of any national securities exchange or automated quotation system on which any of the securities of the Company are listed or designated to be unavailable, nor will the Company take any action or steps that would cause the offering or issuance of the Shares, the Warrants or any Warrant Shares pursuant to this Agreement and the Transaction Documents to be integrated with other offerings.

          3.32 Section 203 of the DGCL. To the knowledge of the Company, no Purchaser is an "interested stockholder" (as defined in Section 203 of Delaware General Corporation Law (the "DGCL")) of the Company as of the Closing Date, nor will a Purchaser be deemed an "interested stockholder" as a result of the consummation of the transactions contemplated herein, and the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in
Section 203 of the DGCL do not apply to the transactions contemplated hereby. The Board has approved the issuance to each Purchaser of the Shares, the Warrants and the Warrant Shares issuable upon exercise of the Warrants, and the restrictions on "business combinations" set forth in Section 203 of the DGCL will not apply to any exercise of the Warrants by a Purchaser.

          3.33 Solvency. Based on the consolidated financial condition of the Company and the Subsidiaries as of the date hereof, (i) the fair saleable value of the Company's assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known and contingent liabilities) as they mature; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs taking into account the particular capital requirements of the business conducted by the Company, projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debts when such amounts are required to be paid. The Company has no present intention to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

          3.34 S-3 Eligibility. The Company is currently eligible under the eligibility requirements of General Instruction I.B.3 to Registration Statement on Form S-3 to register the resale of its Common Stock on a registration statement on Form S-3 under the Securities Act. To the knowledge of the Company, there exist no facts or circumstances that would reasonably be expected to prohibit or delay the preparation and filing of a registration statement on Form S-3 with respect to the Shares and the Warrant Shares in accordance with the terms of this Agreement and the Registration Rights Agreement.

     4    Representations and Warranties of the Purchasers. In order to induce the Company to enter into this Agreement and to sell the Shares and the Warrants, each Purchaser hereby makes the following representations and warranties severally (as to such Purchaser only) and not jointly, as of the Closing Date, all of which shall survive the execution and delivery of this Agreement and the purchase of the Shares for a period of 24 months, as provided in Section 8.9:

          4.1 Authorization. All corporate, partnership or limited liability company action on the part of such Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated herein and therein, has been taken. When executed and delivered by such Purchaser, each of this Agreement and the Registration Rights Agreement shall constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. Such Purchaser has all requisite corporate, partnership or limited liability company power and authority to enter into each of this Agreement and the Registration Rights Agreement and to carry out and perform its obligations under the terms hereof and thereof.

          4.2 Purchase Entirely for Own Account. Such Purchaser is acquiring the Shares and the Warrants for its own account for investment and not for the account of any other person or with a view to any resale, fractionalization, division, or distribution thereof in a manner that would require registration thereof or the transactions contemplated hereby under the Securities Act. Such Purchaser has no contract, undertaking, agreement, understanding or arrangement with any person to sell, transfer, or pledge to any person any part or all of the Shares and the Warrants which such Purchaser is acquiring, or any interest therein, and have no present plans to enter into the same. The Shares, the Warrants and the Warrant Shares were offered or sold to such Purchaser by means of a direct solicitation by the Company and Placement Agent.

          4.3 Investor Status; Etc. Such Purchaser certifies and represents to the Company that (i) it is an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring any of the Shares or the Warrants or is an individual with net worth in excess of $100 million and (ii) such Purchaser's Investor Questionnaire is complete and correct. Such Purchaser has adequate means of providing for his, her or its current needs and personal contingencies, has no need now, and anticipates no need in the foreseeable future, to sell the Shares and the Warrants, and currently has sufficient net worth and financial liquidity to afford a complete loss of his, her or its investment in the Company. Such Purchaser has such knowledge and experience in financial and business matters so that such Purchaser is capable of evaluating the merits and risks of an investment in the Company (including, without limitation, the risks described in the Information Package) and has made such evaluation. Such Purchaser fully understands that the Shares, the Warrants and the Warrant Shares are speculative investments which involve a high degree of risk of loss of such Purchaser's entire investment. No person or entity, other than the Company, Placement Agent or their authorized representatives, has offered the Shares or the Warrants to such Purchaser. Such Purchaser is able to bear the economic risk of an investment in the Shares and the Warrants.

          4.4 Securities Not Registered. Such Purchaser understands that the Shares, the Warrants and any Warrant Shares issued thereunder have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Shares, the Warrants and any Warrant Shares issued thereunder must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. Such Purchaser has had an opportunity to ask questions of and receive answers from the management and authorized representatives of the Company, and to review any other relevant documents and records concerning the business of the Company and the terms and conditions of this investment, and that any such questions have been answered to such Purchaser's full satisfaction. Such Purchaser understands that no federal or state agency has passed upon or made any recommendation or endorsement of an investment in the Shares or the Warrants.

          4.5 No Violation. Neither the execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement nor compliance with the terms and provisions hereof and thereof by such Purchaser
(a) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority, except as would not have a material adverse effect on such Purchaser's ability to consummate the transactions contemplated hereby; or (b) will violate any provision of the organizational documents of such Purchaser, except as would not have a material adverse effect on such Purchaser's ability to consummate the transactions contemplated hereby.

          4.6 Brokers. Such Purchaser has no liability to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the transactions contemplated by this Agreement.

          4.7 Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the date hereof.

     4A   Additional Representations, Warranties and Acknowledgement of the
Purchasers. In order to induce the Company to enter into this Agreement and to sell the Shares and the Warrants, each Purchaser hereby makes the following representations and warranties severally (as to such Purchaser only) and not jointly, as of the Closing Date, all of which shall survive the execution and delivery of this Agreement and the purchase of the Shares for a period of 24 months, as provided in Section 8.9:

          (a) Such Purchaser hereby acknowledges that the Company recently announced its agreement to acquire a 50% interest in HNS, which is a newly formed limited liability company that will acquire substantially all of the assets and liabilities of Hughes Network Systems, Inc., a wholly owned subsidiary of The DirecTV Group, Inc. Further, such Purchaser acknowledges that the Company possesses material, non-public information regarding HNS (the "Information"). At such Purchaser's request, such Purchaser has not been provided with any of the Information and such Purchaser acknowledges that the Information might be material to its decision to enter into this Agreement or otherwise materially adverse to its interests. Such Purchaser acknowledges and agrees that it does not wish to receive any of the Information, notwithstanding the Company's offer to disclose and discuss the same with such Purchaser.

          (b) Such Purchaser further represents that, notwithstanding not receiving the Information, it believes it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding entering into the transactions contemplated by this Agreement. Such Purchaser has independently and without reliance upon the Information or otherwise upon the Company (except to the extent expressly set forth in this Agreement), Placement Agent or their agents, made its own analysis and decision to enter into the transactions contemplated by this Agreement. Without limiting the foregoing, (x) the Company shall not be deemed to have made any representation or warranty (including in respect of the Company's information package dated December 15, 2004 (the "Information Package")) other than as expressly made by the Company in this Agreement and
(y) neither the Company nor Placement Agent shall be deemed to have made any representation or warranty regarding the Information. Such Purchaser understands the disadvantage to which it may be subject on account of its express desire not to receive the Information.

          (c) Such Purchaser is relying solely upon the advice of its own financial, legal and tax advisors and its entering into the transactions contemplated by this Agreement is the result of independent arm's length negotiations between such Purchaser and the Company. Such Purchaser also acknowledges that the Company and Placement Agent are relying on Sections 4 and 4A and would not consummate the transactions contemplated by this Agreement in the absence of Sections 4 and 4A.

          (d) Notwithstanding anything contained in this Agreement to the contrary, such Purchaser hereby irrevocably and forever releases and discharges the Company, Placement Agent and their respective affiliates, directors, officers, employees, representatives, agents, advisors and controlling persons and their respective successors and assigns from any and all Losses, including, but not limited to, any and all liabilities, claims or demands (legal, equitable or otherwise) alleging violations of federal or state securities laws, common law fraud or deceit, breach or fiduciary duty, negligence, tort or any other theory, based upon, arising from, relating to, or in connection with, directly or indirectly, the non-disclosure of, in whole or in part, the Information.

          (e) Such Purchaser hereby acknowledges that it is familiar with its responsibilities under federal and state securities laws relating to restrictions on trading in securities of an issuer while in possession of material, non-public information, and restrictions on sharing such information with other persons who may engage in such trading. Such Purchaser represents and warrants to, and agrees with, the Company that neither it nor any of its directors, officers, employees, agents or representatives has violated, and none of them will violate, any of such restrictions with respect to the Shares, Warrants, Warrant Shares or any other securities of the Company.

     5    Conditions Precedent.
          --------------------

          5.1 Conditions to the Obligation of the Purchasers to Consummate the Closing. The obligation of each Purchaser to consummate the Closing and to purchase and pay for the Shares and Warrants to be purchased by it is subject to the satisfaction (or waiver by such Purchaser) of the following conditions precedent:

                (a) The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company shall have performed all obligations and conditions herein required to be performed or complied with by the Company on or prior to the Closing Date.

                (b) There shall have been no event or events which has occurred since the date hereof that taken individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

                (c) No proceeding challenging this Agreement or the Transaction Documents, or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or Governmental Authority or official or shall be pending against or involving the Company or any Subsidiary.

                (d) The sale of the Shares and the issuance of the Warrants and Warrant Shares to the Purchasers shall not be prohibited by any law, rule, governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Governmental Authority or of or with any other Person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

                (e) The Purchasers shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company, an opinion addressed to such Purchaser, dated the Closing Date and substantially in the form of Exhibit C hereto.

                (f) Placement Agent, shall have received a letter from KPMG LLP independent certified public accountants for the Company, dated the Closing Date, addressed to Placement Agent, in form and substance reasonably satisfactory to Placement Agent.

                (g) The Registration Rights Agreement shall have been executed and delivered to the Purchasers by the Company.

                (h) The Company shall have delivered to the Purchasers a certificate substantially in the form of Exhibit D hereto dated the Closing Date and signed by the secretary or another officer of the Company, certifying
(i) that the copies of the Certificate of Incorporation, the By-Laws and resolutions of the Board approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby attached thereto, are all true, complete and correct and remain in full force and effect as of such date, and (ii) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, the Transaction Documents and any other document delivered in connection herewith on behalf of the Company.

                (i) The Company shall have delivered to the Purchasers a certificate substantially in the form of Exhibit E hereto dated the Closing Date and signed by the Company's senior vice president, certifying that (i) the representations and warranties of the Company contained herein are true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date and (ii) the Company has performed all obligations and conditions herein required to be performed or complied with by the Company on or prior to the Closing Date.

                (j) Such Purchaser shall have received from the Company an original stock certificate evidencing the purchase of the Shares and an original Warrant, in each case for the number of shares of Common Stock and the number of Warrant Shares, respectively, set forth opposite such Purchaser's name on Schedule I hereto, and bearing the legends required to be imprinted thereon pursuant to Section 6.2(a) hereof.

                (k) The Company shall have delivered to the Purchasers a certificate of good standing for the Company from the Secretary of State of the State of Delaware and a certificate of qualification for the Company to do business issued by the Secretary of State of the State of New York, in each case dated within one week of the Closing.

                (l) The Purchasers shall have received a copy of the duly executed Transfer Agent Instruction Letter in the form of Exhibit F hereto.

                (m) All instruments and corporate proceedings of the Company in connection with the transactions contemplated by this Agreement and the Transaction Documents shall be reasonably satisfactory in form and substance to such Purchaser, and such Purchaser shall have received copies (executed or certified, as may be appropriate) of all documents which any Purchaser may have reasonably requested in connection with such transactions.

          5.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Closing and to issue and sell the Shares and Warrants to each Purchaser at the Closing is subject to the satisfaction (or waiver by the Company) of the following conditions precedent:

                (a) The representations and warranties of such Purchaser contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                (b) The Registration Rights Agreement shall have been executed and delivered to the Company by such Purchaser.

                (c) Such Purchaser shall have performed all obligations and conditions herein required to be performed or complied with by such Purchaser on or prior to the Closing Date, including but not limited to tendering its respective portion of the Aggregate Purchase Price.

                (d) No proceeding challenging this Agreement or the Transaction Documents, or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or Governmental Authority or official or shall be pending against or involving such Purchaser.

                (e) The sale of the Shares and the issuance of the Warrants and the Warrant Shares by the Company shall not be prohibited by any law, rule, governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Governmental Authority or of or with any other Person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

                (f) Such Purchaser shall have delivered to the Company each of a Form W-9 or Form W-8, as applicable, and a completed Investor Questionnaire in the form of Exhibit B hereto.

                (g) Placement Agent shall have delivered to the Company a customary private placement agent's letter ("Placement Agent's Letter") in the form of Exhibit H hereto.

     6    Certain Covenants and Agreements.
          --------------------------------

          6.1 Transfer of Securities. Each Purchaser agrees severally (as to itself only) and not jointly that it shall not sell, assign, pledge, transfer or otherwise dispose of or encumber any of the Shares, the Warrants or any Warrant Shares, except: (i) pursuant to an effective registration statement under the Securities Act; (ii) to an Affiliate of such Purchaser (so long as such Affiliate is an "accredited investor" as defined in Rule 501(a)(1), (2),
(3) or (7) of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring any of the Shares or the Warrants or is an individual with net worth in excess of $100 million, and agrees in a written instrument in form and substance reasonably satisfactory to the Company to be bound by the terms and provisions of this Agreement and the Registration Rights Agreement to the fullest extent as such Purchaser) or, for no consideration, to a limited number of partners or members in a pro rata distribution in accordance with such Purchaser's existing governance documents (so long as such distribution is not presently contemplated and such partner or member agrees in a written instrument in form and substance reasonably satisfactory to the Company to be bound by the terms and provisions of this Agreement and the Registration Rights Agreement to the fullest extent as such Purchaser); or
(iii) pursuant to an available exemption from registration under the Securities Act (including sales permitted pursuant to Rule 144) and applicable state securities laws, so long as the transferee (other than in sales permitted pursuant to Rule 144) agrees in a written instrument in form and substance reasonably satisfactory to the Company to be bound by the terms and provisions of this Agreement and the Registration Rights Agreement to the fullest extent as such Purchaser). If the Company requests an opinion of counsel for such transferor that the proposed transfer may be effected without registration of such Shares, the Warrants or any Warrant Shares under the Securities Act (including sales permitted pursuant to Rule 144), such transferor shall not be entitled to effect such transfer unless and until the Company receives such an opinion of counsel (which counsel and opinion shall each be reasonably satisfactory to the Company). Any transfer or purported transfer of the Shares in violation of this Section 6.1 or Section 6.2 shall be void. The Company shall not register any transfer of the Shares in violation of this Section 6.1 or Section 6.2. The Company may, and may instruct any transfer agent for the Company, to place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this
Section 6.1 and Section 6.2.

          6.2   Legends.
                -------

                (a) Each certificate or other document evidencing the Shares, the Warrants and any Warrant Shares shall be endorsed with the legend substantially as set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

     "THE SHARES [WARRANT, WARRANT SHARES] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER SAID ACT. IN ADDITION, THE TRANSFER HEREOF IS SUBJECT TO VARIOUS CONDITIONS CONTAINED IN A SECURITIES PURCHASE AGREEMENT DATED DECEMBER 23, 2004. A COPY OF SUCH CONDITIONS WILL BE PROVIDED TO THE HOLDER UPON REQUEST."

                (b) The legend set forth in Section 6.2(a) shall be removed from the certificates evidencing the Shares, Warrants and any Warrant Shares,
(i) following any sale of such Shares, Warrants or Warrant Shares pursuant to Rule 144 or any effective registration statement, or (ii) if such Shares, Warrants or Warrant Shares are eligible for sale under Rule 144(k) (and the holder of such Shares, Warrants or Warrant Shares has submitted a written request for removal of the legend, along with a legal opinion, if reasonably requested by the Company, to the effect that the holder has complied with the applicable provisions of Rule 144), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC) (and the holder of such Shares, Warrants, or Warrant Shares has submitted a written request for removal of the legend, along with a legal opinion, if reasonably requested by the Company, to the effect that the holder has complied with such judicial interpretation or pronouncement). Subject to receipt of appropriate certifications and opinions, the Company shall cause its transfer agent promptly upon the occurrence of any of the events in clauses (i), (ii) or (iii) above to effect the removal of the legend on certificates evidencing the Shares or any Warrant Shares and shall also cause its counsel (including its general counsel) to issue a "blanket" legal opinion to the Company's transfer agent promptly after the effective date of any registration statement covering the resale of the Shares or any Warrant Shares (provided that there is an effective registration statement covering the resale of the Shares or any Warrant Shares, as the case may be), if required by the Company's transfer agent, to allow sales without restriction pursuant to an effective registration statement. The Company agrees that at such time as such legend is no longer required under this Section 6.2(b), it will, no later than three (3) business days following the delivery by a Purchaser to the Company or the Company's transfer agent of a certificate representing the Shares, Warrants or any Warrant Shares issued with a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate representing such Shares, Warrants or Warrant Shares that is free from all restrictive and other legends; provided that in the case of removal of the legend for reasons set forth in clause (ii) above, the holder of such Shares, Warrants or Warrant Shares has submitted a written request for removal of the legend indicating that the holder has complied with the applicable provisions of Rule 144. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section 6.

          6.3 Publicity. Except to the extent required by applicable laws, rules, regulations or stock exchange requirements, the Company shall not, without the prior written consent of the Purchaser, disclose or publish the name of such Purchaser in any press release or public announcement. Except to the extent required by applicable laws, rules, regulations or stock exchange requirements, the Purchasers and their Affiliates shall not, without the written consent of the Company make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. The parties agree that the Company shall issue a press release in the form of
Exhibit I hereto promptly following (and in no event more than one business day after) the Closing and, on or before 9:30 a.m., New York time, on the first trading day following the Closing Date, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement and the Transaction Documents in the form required by the Exchange Act, and attaching the material transaction documents (including, without limitation, this Agreement and the Registration Rights Agreement) as exhibits to such filing (including all attachments, the "8-K Filing"). The Company represents and warrants that, as of the filing of the 8-K Filing with the SEC, no Purchaser will be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors or employees, that is not disclosed in the 8-K Filing. Notwithstanding the Company's offer to disclose and discuss material non-public information with each Purchaser upon such Purchaser's entering into a mutually satisfactory confidentiality agreement, at each Purchaser's request, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors or employees not to, provide any Purchaser with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of such Purchaser; except that (x) the Company shall not be responsible for any information obtained by any Purchaser or any Investor (as defined in the Registration Rights Agreement) as a result of such Purchaser's exercise of its inspection rights under the Registration Rights Agreement, or (y) the Company shall be permitted to give any Purchaser notice of a Suspension Period (as defined in the Registration Rights Agreement) and the other related certifications in accordance with the Registration Rights Agreement without such prior written consent.

          6.4 Use of Proceeds. The Company covenants and agrees, and the Purchaser acknowledges, that the proceeds from the sale of the Shares and Warrants shall be used by the Company for any lawful corporate purpose.

          6.5 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares or Warrants in a manner that would require the registration under the Securities Act of the sale of the Shares or the issuance of the Warrants or any Warrant Shares to the Purchasers.

          6.6 Listing of Shares. The Company agrees that at any time, if and when its shares of Common Stock are listed on NASDAQ or any other securities exchange, that it will use commercially reasonable efforts to promptly list and qualify the Shares and any Warrant Shares for trading on NASDAQ or such other securities exchange.

          6.7 Actions with respect to Securities Laws Exemptions. Neither the Company nor anyone acting on its behalf shall take any action that would cause the loss of any Securities Laws Exemptions.

          6.8 Restrictions on Certain Stock Issuances or Registrations. The Company agrees that prior to the effectiveness of the Mandatory Registration Statement (as defined in the Registration Rights Agreement), the Company shall not (i) issue any shares of Common Stock, or securities convertible into or exercisable for shares of Common Stock or agree to do so, in an offering registered under the Securities Act prior to the effectiveness of the Mandatory Registration Statement (as defined in the Registration Rights Agreement), or
(ii) grant any registration rights after the date hereof to any other Person that would entitle such Person to have the sale of securities held by such Person registered under the Securities Act by the Company under a registration statement that is declared effective prior to the effectiveness of the Mandatory Registration Statement, provided, that this Section 6.8 shall not be deemed to restrict the ability of the Company to (a) issue shares of Common Stock upon the exercise or conversion of any options, warrants, convertible debt instruments or other contingent securities outstanding on the date hereof,
(b) issue shares, options or warrants in connection with the agreement to acquire a 50% interest in HNS or to employees, directors or consultants of the Company or (c) perform its obligations in connection with the agreement to acquire a 50% interest in HNS.

     7    Indemnification.
          ---------------

          7.1 By the Company. The Company agrees to indemnify, defend and hold harmless each Purchaser and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members, investment advisers and controlling persons (collectively, the "Purchaser Indemnitees") to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and reasonable fees, disbursements and other charges of counsel) (collectively, "Losses") based upon, arising out of or otherwise in respect of any breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement; provided that nothing contained herein shall contradict, modify or limit Section 4A.

          7.2 By each Purchaser. Each Purchaser severally (as to such Purchaser only) and not jointly, agrees to indemnify, defend and hold harmless the Company and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members, investment advisers and controlling persons (collectively, the "Company Indemnitees") to the fullest extent permitted by law from and against any and all Losses based upon, arising out of or otherwise in respect of any breach by such Purchaser of any representation, warranty, covenant or agreement of such Purchaser contained in this Agreement.

          7.3   Applicability. Notwithstanding any term to the contrary in this
Section 7, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

     8    Miscellaneous Provisions.
          ------------------------

          8.1 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

          8.2 Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

          8.3   Notices.
                -------

                (a) Any notices, reports or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be sent by postage prepaid first class mail (sent certified or registered), overnight courier or facsimile transmission, or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

                (b) All correspondence to the Company shall be addressed as follows:

                     SkyTerra Communications, Inc.
                     19 West 44th Street, Suite 507
                     New York, New York 10036
                     Facsimile No.: 212-730-7523
                     Attn: Chief Executive Officer

                     with copies (which shall not constitute notice) to:

                     SkyTerra Communications, Inc.
                     19 West 44th Street, Suite 507
                     New York, New York 10036
                     Facsimile No.:  212-730-7523
                     Attn:  General Counsel

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     Four Times Square
                     New York, New York  10036
                     Facsimile No.:  917-777-2918
                     Attn: Gregory Fernicola

                (c) All correspondence to the Purchasers shall be addressed pursuant to the contact information set forth on Schedule I attached hereto.

                (d) Any party may change the address to which correspondence to it is to be addressed by notification as provided for herein.

          8.4 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

          8.5 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

          8.6 Governing Law; Exclusive Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of New York without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may only be brought in any federal or state court located in the County and State of New York, and each party hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

          8.7 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

          8.8 Assignment. The rights and obligations of any party hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of such party. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Each Purchaser may assign or transfer any or all of its rights under this Agreement to any Person, provided, that such assignee or transferee complies with and agrees in writing to be bound, with respect to the transferred Shares and Warrant Shares, by Sections 6.1 and 6.2 hereof, whereupon such assignee or transferee shall be deemed to be a "Purchaser" for all purposes of this Agreement.

          8.9 Survival. The respective representations and warranties given by the parties hereto shall survive the Closing Date and the consummation of the transactions contemplated herein and shall expire twenty-four (24) months after the Closing Date. Accordingly, no claim relating to any representation or warranty given by the parties hereto may be made following such expiration. If a claim relating to any representation or warranty given by the parties hereto is made to the indemnifying party on or prior to the expiration thereof, then, notwithstanding anything to the contrary contained in this Section 8.9, such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as such claim which is has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the parties or by means of a final, non-appealable judgment issued by a court of competent jurisdiction. The respective covenants and agreements agreed to by a party hereto shall survive the Closing Date and the consummation of the transactions contemplated herein in accordance with their respective terms and conditions.

          8.10 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral, including but not limited to the various Term Sheets dated December 2004 between the Company and the Purchasers. The Company agrees that in the event it enters into any agreement or understanding with any Purchaser pursuant to which the Company grants such Purchaser any rights or other terms relating to the purchase, registration, holding or disposition of Shares, Warrant Shares or Warrants that are more favorable than those set forth herein or in the Transaction Documents, the Company shall also grant each other Purchaser such more favorable rights or other terms.

          8.11 Amendments. Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provisions of this Agreement shall be effective only if made or given in writing and signed by the Company and the Majority Purchasers, provided, that any amendment, supplement, modification or waiver that is materially and disproportionately adverse to any Purchaser(s), when compared to all other Purchasers similarly situated, shall require the consent of such Purchaser(s).

          8.12 No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer any benefits upon, or create any rights in favor of, any Person (including, without limitation, any stockholder or debt holder of the Company) other than the parties hereto, provided, that each of the Purchaser Indemnitees that are not Purchasers and the Company Indemnitees are entitled to all rights and benefits as third party beneficiaries of Section 7 of this Agreement; provided, further, that Placement Agent is intended to be a beneficiary of the representations and warranties set forth in Section 4.3 and the representations, warranties and acknowledgements set forth in Section
4A of this Agreement.

          8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The parties hereto confirm that any facsimile copy of another party's executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

          8.14 Exculpation Among Purchasers. Each Purchaser agrees that no other Purchaser nor the respective controlling persons, officers, directors, partners, agents or employees of any other Purchaser, nor Placement Agent, shall be liable to such Purchaser for any losses incurred by such Purchaser in connection with its investment in the Company.

          8.15 Expenses. At the Closing, the Company shall reimburse the Purchasers for all fees and expenses incurred by them in connection with the negotiation of this Agreement and the Transaction Documents up to a maximum aggregate amount of $70,000, provided that the Company shall not be required to pay any legal expenses of the Purchasers other than the fees and disbursements of Boies, Schiller & Flexner LLP, counsel to certain of the Purchasers. The Company shall also pay all stamp and other taxes and duties levied in connection with the issuance of the Shares and the Warrants and, upon exercise thereof, the Warrant Shares.

                           [Signature pages follow.]

     Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first written above.


THE COMPANY:

                                            SKYTERRA COMMUNICATIONS, INC.


                                            By:  /s/ Robert C. Lewis
                                               ---------------------------------
                                               Name:  Robert C. Lewis
                                               Title: Senior Vice President

THE PURCHASERS:

                                            Entities:
                                            --------

                                            LC CAPITAL MASTER FUND, LTD


                                            By:  /s/ Richard F. Conway
                                               ---------------------------------
                                               Name:  Richard F. Conway
                                               Title: Director


                                            YORK CAPITAL MANAGEMENT, L.P.


                                            By:  /s/ Adam J Semler
                                               ---------------------------------
                                               Name:  Adam J Semler
                                               Title: CFO


                                            YORK INVESTMENT LIMITED


                                            By:  /s/ Adam J Semler
                                               ---------------------------------
                                               Name:  Adam J Semler
                                               Title: CFO of its investment
                                                      manager


                                            YORK CREDIT OPPORTUNITIES FUND, L.P.


                                            By:  /s/ Adam J Semler
                                               ---------------------------------
                                               Name:  Adam J Semler
                                               Title: CFO


                                            YORK SELECT, L.P.


                                             By:  /s/ Adam J Semler
                                               ---------------------------------
                                               Name:  Adam J Semler
                                               Title: CFO


                                            YORK SELECT UNIT TRUST


                                            By:  /s/ Adam J Semler
                                               ---------------------------------
                                               Name:  Adam J Semler
                                               Title: CFO of its investment
                                                      manager

                                            YORK GLOBAL VALUE PARTNERS, L.P.


                                            By:  /s/ Adam J Semler
                                               ---------------------------------
                                               Name:  Adam J Semler
                                               Title: CFO


                                            YORK/GREEN CAPITAL PARTNERS, L.P.


                                            By:  /s/ Adam J Semler
                                               ---------------------------------
                                               Name:  Adam J Semler
                                               Title: CFO


                                            THE TUDOR BVI GLOBAL PORTFOLIO LTD.


                                            By:  /s/ William T. Flaherty
                                               ---------------------------------
                                               Name:  William T. Flaherty
                                               Title: Managing Director


                                            TUDOR PROPRIETARY TRADING, L.L.C.


                                            By:  /s/ William T. Flaherty
                                               ---------------------------------
                                               Name:  William T. Flaherty
                                               Title: Managing Director


                                            WITCHES ROCK PORTFOLIO LTD.


                                            By:  /s/ William T. Flaherty
                                               ---------------------------------
                                               Name:  William T. Flaherty
                                               Title: Managing Director


                                            FLEET MARITIME, INC.

                                            By:  Oz Management, LLC, its
                                                 investment manager


                                            By:  /s/ Daniel S. Och
                                               ---------------------------------
                                               Name:  Daniel S. Och
                                               Title: Senior Managing Member


                                            OZ MASTER FUND, LTD.

                                            By:  Oz Management, LLC, its
                                                 investment manager


                                            By:   /s/ Daniel S. Och
                                               ---------------------------------
                                               Name:  Daniel S. Och
                                               Title: Senior Managing Member

                                            HARBERT DISTRESSED INVESTMENT MASTER
                                            FUND, LTD.

                                            By:  Harbert Distressed Investment
                                                 Offshore Manager, LLC


                                            By:  /s/ Philip A. Falcone
                                               ---------------------------------
                                               Name:  Philip A. Falcone
                                               Title: Vice President


                                            GREYWOLF CAPITAL OVERSEAS FUND


                                            By:  /s/ William Troy
                                               ---------------------------------
                                               Name:  William Troy
                                               Title: Chief Operating Officer


                                            GREYWOLF CAPITAL PARTNERS II LP


                                            By:  /s/ William Troy
                                               ---------------------------------
                                               Name:  William Troy
                                               Title: Chief Operating Officer


                                            MILLENNIUM PARTNERS, L.P.

                                            By:  Millenium Management, L.L.C.


                                            By:  /s/ Terry Feeney
                                               ---------------------------------
                                               Name:  Terry Feeney
                                               Title: Chief Operating Officer


                                            SECOND GARY & KAREN SINGER
                                            CHILDREN'S TRUST


                                            By:  /s/ Steven Singer
                                               ---------------------------------
                                               Name:  Steven Singer
                                               Title: Trustee


                                            ORE HILL HUB FUND LTD.

                                            By: Ore Hill Partners, LLC, its
                                                investment advisor


                                                By:  /s/ Frederick J. Wahl
                                                   -----------------------------
                                                   Name:  Fredrick J. Wahl
                                                   Title: Managing Member


                                            XERION PARTNERS I LLC


                                            By:  /s/ Michael J. Berner
                                               ---------------------------------
                                               Name:  Michael J. Berner
                                               Title: Vice President
                                                      Paloma GP LLC
                                                      Manager

                                            ALPHA US SUB FUND VI, LLC

                                            By:  The Harbinger Group, Inc.*


                                            By:  /s/ Joel B. Pinnsick
                                               ---------------------------------
                                               Name:  Joel B. Pinnsick
                                               Title: Vice President

                                            * Pursuant to the Investment
                                              Advisory Agreement dated
                                              April 29, 2003

                                            Individuals:
                                            -----------

                                            GEORGE W. HAYWOOD

                                            /s/ George W. Haywood
                                            ------------------------------------
                                            Signature:  George W. Haywood
                                                        for IRA

LIST OF EXHIBITS
----------------

  Exhibit A:      Form of Warrant
  Exhibit B:      Form of Investor Questionnaire
  Exhibit C:      Form of Legal Opinion of Skadden, Arps, Slate,
                    Meagher & Flom LLP
  Exhibit D:      Form of Secretary's Certificate
  Exhibit E:      Form of Officer's Certificate
  Exhibit F:      Form of Transfer Agent Instructions
  Exhibit G:      Wire transfer instructions for the Company
  Exhibit H:      Form of Placement Agent's Letter
  Exhibit I:      Form of Company Press Release

                                   SCHEDULE I
                               LIST OF PURCHASERS



Investor                                                      Number of Shares       Number of Warrant Shares
--------                                                      ----------------       ------------------------
LC Capital Master Fund, Ltd                                       120,000                           36,000
C/o Lampe, Conway & Co LLC
680 Fifth Avanue
Suite 1202
New York, NY 10019

Tax ID: 98-0374362

York Capital Management, L.P.                                      34,800                           10,440
390 Park Avenue
New York, NY 10022

Tax ID: 13-3625276

York Investment Limited                                           131,100                           39,330
390 Park Avenue
New York, NY 10022

Tax ID: Not available

York Select, L.P.                                                  32,100                            9,630
390 Park Avenue
New York, NY 10022

Tax ID: 13-3865803

York Credit Opportunities Fund, L.P.                               49,400                           14,820
390 Park Avenue
New York, NY 10022

Tax ID: 13-4153848

York Select Unit Trust                                             27,400                            8,220
390 Park Avenue
New York, NY 10022

Tax ID:N/A

York Global Value Partners, L.P.                                   36,500                           10,950
390 Park Avenue
New York, NY 10022

Tax ID: 73-1648528

York/Green Capital Partners, L.P.                                   8,700                            2,610
390 Park Avenue
New York, NY 10022

Tax ID:20-1540741

George W. Haywood                                                  80,000                           24,000
81 Meredith Avenue
Sag Harbor, NY 11963

Tax ID: Not available

The Tudor BVI Global Portfolio Ltd.                                41,422                           12,427
C/o Tudor Investments Corporation
50 Rowes Wharf
6th Floor
Boston, MA 02110

Tax ID: 98-0223576

Tudor Proprietary Trading, L.L.C.                                  22,304                            6,691
50 Rowes Wharf
6th Floor
Boston, MA 02110

Tax ID: 13-3720063

Witches Rock Portfolio Ltd.                                       256,274                           76,882
C/o Tudor Investments Corporation
50 Rowes Wharf
6th Floor
Boston, MA 02110

Tax ID: 98-0439973

Fleet Maritime, Inc.                                                7,296                            2,189
C/o OZ Management, L.L.C.
9 West 57th Street
39th Floor
New York, NY 10019

Tax ID: Not available

OZ Master Fund, Ltd.                                              312,704                           93,811
C/o OZ Management, L.L.C.
9 West 57th Street
39th Floor
New York, NY 10019

Tax ID: Not available

Harbert Distressed Investment Master Fund, Ltd.                   312,800                           93,840
C/o 555 Madison Avenue
16th Floor
New York, NY 10022

Tax ID: 98-0385493

Greywolf Capital Overseas Fund                                     96,000                           28,800
411 West Putnam Avenue
Greenwich, CT 06830

Tax ID: Not available

Greywolf Capital Partners II LP                                    24,000                            7,200
411 West Putnam Avenue
Greenwich, CT 06830

Tax ID: Not available

Millennium Partners, L.P.                                         120,000                           36,000
666 Fifth Avenue
8th Floor
New York, NT, 10103

Tax ID: 13-3521699

Second Gary & Karen Singer Children's Trust                        80,000                           24,000
C/o Romulus Holdings, Inc.
560 Sylvan Avenue
Englewood Cliffs, NJ 07632

Tax ID: 22-6584615

Ore Hill Hub Fund Ltd.                                            120,000                           36,000
444 Madison Avenue
Suite 1200
New York, NY 10022

Tax ID: Not available

Xerion Partners I LLC                                              80,000                           24,000
C/o Jorge Sanchez
2 American Lane
Greenwich, CT 06836-2571

Tax ID: 32-0055067

Alpha US Sub Fund VI, LLC                                           7,200                            2,160
555 Madison Avenue
16th Floor
New York, NY 10022

Tax ID: 13-412 9745
